Exhibit 10.3

January 28, 2016
Justin W. Smart
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064

Dear Justin,
This letter sets forth the terms of our agreement relative to your continued employment with Kilroy Realty Corporation, a Maryland corporation (the “Company”), and Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”). This letter shall be effective as of the date hereof (the “Effective Date”) and, as of the Effective Date, supersedes and replaces in its entirety that certain letter agreement, originally dated as of July 20, 2007 and as amended in December 2008, between you, the Company and the Operating Partnership (the “Prior Employment Agreement”), and all other prior employment agreements with the Company and/or the Operating Partnership.

1. Position/Title:	Executive Vice President-Development and Construction Services

2. Term:
Effective as of the Effective Date and ending March 1, 2019, and automatically extended on March 1, 2019 and each March 1 thereafter for an additional 12 month term unless either the Company or you provides notice to the other party at least 90 days before the March 1 extension date electing not to extend the Term further as of that March 1.

3. Base Salary:
During the Term, the Company will pay you a base salary at the annual rate of $500,000. Your annual base salary shall be reviewed by the Executive Compensation Committee of the board of directors of the Company (the “Board”) each year of the Term, beginning in 2016, and may be increased above, but may not be reduced below, the then-current rate of such base salary.

4. Bonus and

Equity Awards:
An annual cash award (the “Annual Cash Award”) and annual equity or equity-based awards (the “Annual Stock Incentive”) (collectively, the “Annual Incentives”). The annual target incentive opportunity for the Annual Cash Award for a particular fiscal year of the Company shall be not less than One Hundred Percent (100%) of the base salary paid to you by the Company for that fiscal year. The target grant date fair value (as determined by the Company based on its financial reporting methodology)

for the Annual Stock Incentive award(s) granted to you for a particular fiscal year of the Company shall be not less than One Hundred Percent (100%) of your annual rate of base salary in effect on the date of grant (the “Annual Stock Target”). The payment and/or vesting requirements applicable to any Annual Cash Award or Annual Stock Incentive will be determined in the Company’s sole discretion, and may include time- and service-based vesting conditions and/or performance-based vesting conditions (which may include corporate, business unit or division, financial, strategic, individual or other objectives). In each case, the applicable target amount may be increased by the Company. Any Annual Cash Award earned pursuant to this Section 4 shall be paid between January 1 and March 15 of the year following the year for which such Annual Cash Award was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such Annual Cash Award payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such Annual Cash Award was earned.

5. Benefits:
All employee and executive benefit plans and programs of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, to the extent such plans are generally available to other senior executives or employees of the Company, subject to the eligibility and other requirements of such plans and programs.

6. Vacation:	5 weeks per year

7. Severance:	If employment is terminated for reasons other than (i) Cause, (ii) by you other than for Good Reason or (iii) the end of the Term of this Agreement, you shall receive severance payments equal to:

•	Compensation accrued at termination;

•
A single severance payment in cash on or as soon as practicable after the first day after the release described in Section 10 becomes irrevocable in accordance with its terms (but in no event later than March 15 of the year following the year in which the termination of employment occurs), in an aggregate amount equal to the sum of: (i) two times Base Salary plus (ii) two times the average of the two highest Annual Incentives received by you during the preceding three completed performance years, provided that the Annual Stock Target provided for in this agreement instead of the actual Annual Stock Incentive shall be used in the calculation of the severance payment; provided, however, if employment is terminated by reason of death, your severance payment will be one times Base Salary and your average Annual Incentive;

•
In lieu of any Annual Cash Award compensation a partial year bonus based on actual performance against bonus targets as of the date of termination, payable within the time period set forth in Section 4 above;

•
All equity awards held by you at termination which vest based on time shall become fully vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

•
Unless otherwise expressly provided for in an applicable award agreement, any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and reasonably anticipated performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

•	All other rights under any other compensatory or benefit plan, including any deferrals, shall be governed by such plan; and

•
The Company will pay or reimburse you for your premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for you (and, if applicable, your eligible dependents) as in effect immediately prior to the date your employment terminates, to the extent that you elect such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this section shall, subject to Section 14 of this Agreement, commence with continuation coverage for the month following the month in which your “separation from service” (as defined in Section 14 of this Agreement) occurs and shall cease with continuation coverage for the twenty-fourth (24th) month (or, if your employment terminates due to your death or disability, the twelfth (12th) month) following the month in which your separation from service occurs (or, if earlier, shall cease upon the first to occur of the date you become eligible for coverage under the health plan of a future employer or the date the Company ceases to offer group medical coverage to its active executive employees). To the extent you elect COBRA coverage, you shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

8. Cause:
If employment terminates due to Cause, you will receive your compensation accrued through the date of termination and no additional amounts other than what you are entitled to pursuant to the terms of any Company benefit plans.

For purposes of this Agreement, “Cause” shall mean:

•	conviction for commission of a felony or a crime involving moral turpitude;

•	willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates; or

•
willful and continued failure to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties.

No act, or failure to act, on the part of you shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

9. Good Reason:
For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof which notice must be given within 90 days of the occurrence:

•
the assignment of duties materially inconsistent with your position and status hereunder, or an alteration, materially adverse to you, in the nature of your duties, responsibilities, and authorities, your positions or the conditions of your employment;

•
on or after a change in control (A) a material reduction by the Company in your Base Salary, (B) the setting of your annual target incentive opportunities or payment of earned Annual Incentives in amounts materially less than specified above or (C) a material adverse change in benefits;

•	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

•	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

Notwithstanding the foregoing, you will not be entitled to any of the termination payments or benefits provided in Section 7 as a result of a termination of your employment by you for Good Reason unless such termination becomes effective within 90 days following the expiration of the 30 day cure period described above.
10. Release of

Claims:
You agree as a condition to receipt of any termination payments and benefits provided for in Section 7 herein, that you will execute and not revoke a general release in substantially the form attached hereto as Exhibit A. Such general release shall be provided to you within three (3) days of the date of your termination of employment and you shall execute the general release within 21 days and, pursuant to Exhibit A, the revocation period with respect to such release is 7 days. In the event the release of claims (and the expiration of any revocation rights provided therein) could become effective in one of two (2) of your taxable years depending on when you execute and deliver the release, any payment conditioned on execution of the release shall not be made earlier than the first business day of the later of such tax years.

11. Covenants:
In connection with the entering into of this Agreement, you and the Company shall enter into the Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form attached hereto as Exhibit B (the “Non-Competition, Non-Solicitation and Non-Disclosure Agreement”).

12. WAIVER OF

JURY TRIAL:
TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

13. Governing Law/

Arbitration:
This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and you hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of California, (ii) any of the courts of the State of California, or (iii) any other court having jurisdiction. The Company and you further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and you hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and you hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14. Section 409A:
(i)    Anything in this Agreement to the contrary notwithstanding, to the maximum extent permitted by applicable law, amounts payable to you pursuant to Section 7 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, if (A) on the date of termination of your employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), if applicable and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, you would receive any payment that, absent the application of this Section 14(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after your termination date, (2) your death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Code Section 409A(a)(2)(A)(i) and (B)(i), the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.
(ii)    To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(iii)    In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.
(iv)    For purposes of Section 409A of the Code, each payment made after termination of employment, including each health insurance continuation payment or reimbursement, will be considered one of a series of separate payments.
(v)    To the extent any cash payments to be made to you upon a termination of your employment would be deemed to be nonqualified deferred compensation under Code Section 409A, then with respect to such cash payments, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement with respect to such cash payments, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(vi)    Any amount that you are entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to you as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided, that, you shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.
(vii)    The Company shall not be obligated to reimburse you for any tax penalty or interest or provide a gross-up in connection with any tax liability you may incur under Section 409A of the Code.
(viii)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(ix)    Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

15. Integration:
This Agreement cancels and supersedes any and all prior agreements and understandings (whether written or oral) between the parties hereto with respect to your employment by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, including the Prior Employment Agreement, but excluding (1) existing written contracts relating to compensation under equity compensation and employee benefit plans of the Company and its subsidiaries, and (2) the Non-Competition, Non-Solicitation and Non-Disclosure Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, you and the Company have executed this Agreement as of the Effective Date.

KILROY REALTY CORPORATION,
a Maryland corporation
By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	KILROY REALTY CORPORATION
a Maryland corporation
its general partner
	By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and Chief Financial Officer

	By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

EXECUTIVE

/s/ Justin W. Smart
Justin W. Smart

EXHIBIT A
FORM OF RELEASE
1.Release by the Executive. For and in consideration of the payments and other benefits due to Justin W. Smart (the “Executive”) pursuant to the Agreement dated as of January 28, 2016 (the “Agreement”), by and between Kilroy Realty Corporation, (the “Company”), Kilroy Realty, L.P. and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

2.Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, the Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Release.

3.Waiver of Civil Code Section 1542. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

2

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.ADEA Waiver. The Executive has read this Release carefully and expressly acknowledges and agrees that: (a) in return for this Release, the Executive will receive consideration beyond that which he or she was already entitled to receive before entering into this Release; (b) the Executive was given a copy of this Release on [_______, 20__] and informed that he or she had at least 21 days to consider all of its terms and that if the Executive wished to execute this Release prior to expiration of such 21-day period, he or she should execute the Acknowledgment and Waiver attached hereto as Exhibit A-1; (c) the Executive is hereby advised in writing by this Release to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release; (d) the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any and all rights and claims that the Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release; and (e) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. In the event the Executive exercises this right of revocation, neither the Company nor the Executive will have any obligations under this Release. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

5.Exceptions. Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Agreement or a separate agreement entered into with the Company; (iii) rights the Executive may have as a shareholder, unit holder or prior

3

member of the Company or the operating partnership; (iv) any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (v) any rights to continued medical and dental coverage that the Executive may have under COBRA. In addition, this Release does not cover any claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Release prohibits the Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. The Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on the Executive’s behalf arising out of any claim released pursuant to this Release. The Executive acknowledges and agrees that the Executive has received any and all leave and other benefits that the Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

6.No Transferred Claims. The Executive represents and warrants to the Company that the Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.

7.Miscellaneous. The following provisions shall apply for purposes of this Release:

(a)Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Release are for the purpose of convenience only, and they neither form a part of this Release nor are they to be used in the construction or interpretation thereof.

(b)Governing Law/Arbitration. Section 13 of the Agreement shall apply to this Release.

(c)Severability. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

(d)Modifications. This Release may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release, which agreement is executed by both of the parties hereto; provided, however, that this Release may be amended by the Company to reflect new laws and changes in applicable laws.

(e)Waiver. No waiver of any breach of any term or provision of this Release shall be construed to be, nor shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(f)Counterparts. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Remainder of page intentionally left blank]

4

The undersigned have read and understand the consequences of this Release and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Date	Justin W. Smart

Date	Kilroy Realty Corporation

Date	Kilroy Realty Corporation

5

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.

Justin W. Smart

6

EXHIBIT B
(See attached)

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
THIS NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is dated as of January 28, 2016, by and among Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and Justin W. Smart (“Executive”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
WHEREAS, the Company, the Operating Partnership, and Executive entered into a letter agreement, effective as of January 28, 2016 (the “Employment Agreement”), the terms of which superseded that certain letter agreement, originally effective as of July 20, 2007 and as amended in December 2008, between the Company, the Operating Partnership and Executive (the “Prior Employment Agreement”); and
WHEREAS, the Company, the Operating Partnership and Executive desire to enter into this Agreement to implement Section 11 of the Employment Agreement.
NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Noncompetition.

(a)At any time during the Period of Employment (as defined below), Executive shall be prohibited from engaging in Competition (as defined below) with the Operating Partnership, the Company or any of their respective subsidiaries and affiliates. For purposes of this Agreement, “Period of Employment” means the period Executive is employed by the Company or any of its affiliates.

(b)The term “Competition” for purposes of this Agreement shall mean the taking of any of the following actions by Executive: (A) conducting, directly or indirectly, real property development, acquisition, sale or management activity if such activity relates to a Material Business (as defined below), whether such business is conducted by Executive individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; and (B) owning interests in office or industrial real property or other real property which are competitive, directly or indirectly, with any Material Business carried on, directly or through one or more subsidiaries or affiliates or otherwise, by the Operating Partnership or the Company, in the same geographic area.
Notwithstanding the foregoing, the term “Competition” shall be deemed to exclude:
(i)Executive’s ownership of a passive interest in real property;

(ii)Executive participating in the following activities: (a) activities relating to real estate development in geographic regions where none of the Operating Partnership, the Company or their respective subsidiaries or affiliates are engaged in business; (b) activities involving products (X) which are not competitive, directly or indirectly, with any Material Business carried on by the Operating Partnership, the Company, or any of their respective subsidiaries or affiliates, (Y) with which none of the Operating Partnership, the Company, or their respective subsidiaries or affiliates are involved, and (Z) which do not conflict with any of the activities of the Operating Partnership, the Company, or their respective subsidiaries or affiliates; (c) any activities in which Executive was engaged prior to a Change in Control (as such term is defined in the Company’s 2006 Incentive Award Plan, as it may be amended from time to time) that were not Competition or for which a waiver was granted by the Board; and (d) serving as a director of a for-profit business engaged in the activities described in Section 1(b)(ii)(a) or Section 1(b)(ii)(b); and

(iii)Executive becoming a principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity, which does not, directly or indirectly, engage in any activity that would be Competition if engaged in by Executive individually.

A “Material Business” is any real property business or segment (e.g., the business of owning, developing, acquiring and/or managing commercial real estate office properties) from which (i) during the preceding 12 months the Operating Partnership and/or the Company derived more than 10% of its revenues (such percentage determined on a pro forma basis for any business acquired during such 12 month period as if the acquisition had occurred at the beginning of such 12 month period), or (ii) it is reasonably expected that the Operating Partnership and/or the Company will derive more than 10% of its revenues during the one (1) year following a Change in Control. Notwithstanding the foregoing, Executive shall have the ability to make investments to protect and maintain his or her tax position for federal income tax purposes in all interests held by Executive in the Operating Partnership at the time of termination of Executive’s employment.
2.Non-Solicitation. Without the consent in writing of the Board, Executive will not, at any time during the Period of Employment and for a period of two (2) years following Executive’s Separation Date (as defined below), acting alone or in conjunction with others, directly or indirectly (i) induce any customers of the Company or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (ii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Company or any affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subsections (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. Notwithstanding anything in this Section 2 to the contrary, Executive is permitted to solicit any individual who served as his or her executive assistant during the Period of Employment. This Section 2 also does not limit any general advertising or job posting not directed at any individual or group of employees of the Company or any of its affiliates. For purposes of this Agreement, “Separation Date” means the date Executive’s employment by the Company or any of its affiliates terminates for any reason (whether with or without cause, voluntarily or involuntarily, or due to death or disability).

2

3.Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers so long as such information has not otherwise been disclosed through no wrongdoing of Executive or an individual under a similar restriction or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, nothing herein shall preclude Executive from providing truthful information or documents to a government authority with jurisdiction over the Company in connection with an investigation by that authority, or as to a possible violation of applicable law, as long as (i) the information or documents were not obtained through a communication subject to the attorney-client privilege and (ii) such disclosure is required or permitted by law.  The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any actual or prospective disclosure to such a government authority or as a result of any legal process. In addition, upon termination of Executive’s employment for any reason, Executive shall return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Executive shall promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Period of Employment; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

4.Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), by making himself or herself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his or her provision of such testimony or assistance as may be requested by the Board or its representatives.

5.Non-Disparagement. Executive shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability) make statements or representations, or otherwise communicate, directly or

3

indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

6.Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Section 7 of the Employment Agreement notwithstanding, if Executive fails to comply with the restrictive covenants under Sections 1, 2 or 3 of this Agreement (the date of such failure, the “Noncompliance Date”), all Covered Equity Awards (as defined below) then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such Covered Equity Awards shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any Covered Equity Award unless and until there shall have been delivered to him or her, within six (6) months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his or her counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 6 which constitutes grounds for forfeiture of Executive’s Covered Equity Awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice, such option or equity award constitutes a Covered Equity Award, and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company (or the Operating Partnership, as to any Covered Equity Award granted by the Operating Partnership) an amount equal to the difference between the aggregate value of the shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive). Any such forfeiture shall apply to the Covered Equity Awards notwithstanding any term or provision of any applicable award agreement. In addition, Executive agrees that all compensation paid or payable to Executive shall be subject to (i) the provisions of the Company’s claw-back policy as in effect on the Effective Date, and (ii) any claw-back required by applicable law. For purposes of this Agreement, a “Covered Equity Award” means a stock option, restricted stock, stock unit, performance unit, profit interest, or other equity award that was granted to Executive by the Company or the Operating Partnership after the date that is three years before the Noncompliance Date at issue.

7.Remedies; Waiver of Jury Trial. Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any threat of breach, and notwithstanding Section 13 of the Employment Agreement, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with

4

Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 13 of the Employment Agreement. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Agreement, including but not limited to the recovery of damages from Executive. Executive, the Operating Partnership, and the Company agree to waive their rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 13 of the Employment Agreement, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 7 of the Employment Agreement, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 7. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.
8.Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

9.Survival. This Agreement shall survive the termination of Executive’s employment and the assignment of this Agreement by the Operating Partnership or the Company to any successor to their respective business as provided in Section 13.

10.Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

5

11.Governing Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Executive expressly consents to personal jurisdiction and venue in the state and federal courts (a) for the county in which the principal place of the Operating Partnership’s business is located for any lawsuit filed there against Executive by the Operating Partnership arising from or related to this Agreement, or (b) for the county in which the principal place of the Company’s business is located for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

12.Entire Agreement. This Agreement contains the entire agreement and understanding between the Operating Partnership, the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof (including, without limitation, the Prior Employment Agreement), and the parties hereto have made no representations, promises, agreements or understandings, written or oral, relating to the subject matter of this Agreement which are not set forth herein. This Agreement shall not be changed unless in writing and signed by both Executive and an authorized representative of the Operating Partnership and the Company. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall be construed as superseding or replacing the terms of the Employment Agreement.

13.Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Operating Partnership and the Company to any successor to their respective business and will inure to the benefit of and be binding upon any such successor.

14.Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice.

If to the Company:
KILROY REALTY CORPORATION
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064
Attention: Corporate Counsel

If to Executive, to the address most recently on file in the payroll records of the Company.

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

6

15.Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.Executive’s Acknowledgment. Executive acknowledges (a) that he or she has had the opportunity to consult with independent counsel of his or her own choice concerning this Agreement, and (b) that he or she has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Operating Partnership or the Company other than those contained in writing herein, and has entered into the Agreement freely based on his or her own judgment.
[Signature Page Follows]

7

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date and year first above written.

KILROY REALTY CORPORATION,
a Maryland corporation
By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	KILROY REALTY CORPORATION
a Maryland corporation
its general partner
	By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and Chief Financial Officer

	By:	/s/ Joseph E. Magri
Name: Joseph E. Magri
Title: Senior Vice President and Corporate Counsel

EXECUTIVE

/s/ Justin W. Smart
Justin W. Smart

8